                             AGREEMENT AND BILL OF SALE
                     FOR PURCHASE OF ASSETS OF COTTON STUFF, INC.



        This AGREEMENT (the "Agreement") is entered into on August 22, 1997, by and between COTTON STUFF, INC., a California corporation ("Seller"), and PACIFIC COAST APPAREL COMPANY, INC., a California corporation ("Buyer").


                                       RECITALS

        A. Seller is engaged in the design, manufacture and sale of men's and women's casual sportswear primarily under the "Cotton Stuff" trademark. Seller is owned 50% by Stuart Bryer and 50% by Ramesh and Mohan Manglani.


        B. Buyer, a publicly-held company, with its principal offices located in Culver City, California, is engaged in the men's and boys' apparel business. Buyer holds an exclusive license to use the ACA JOE trademark the United States, subject to certain limited prior uses.


        C. This Agreement sets forth the terms of, and effects, Buyer's purchase of all of the operating assets of Seller, including goodwill. Buyer is combining its operations at Seller's sub-leased office and warehouse facility constituting the portion of the premises at 1620 S. Los Angeles Street, Los Angeles, CA, heretofore used by Seller in its business (the "Property").


        D. Buyer's subsidiary is taking possession of Seller's business and assets upon execution of this Agreement. Transfer of title will occur upon "Closing," immediately following compliance with the California Bulk Sale Law as set forth in Section 1.7 herein.


        NOW, THEREFORE, it is agreed:


                                          I
                                      ASSET SALE


        1.1 SALE. Upon the terms and subject to the conditions of this Agreement, and subject to the exclusions set forth in Section 1.2, effective upon the Closing Seller hereby sells, assigns, transfers and delivers to Buyer's wholly-owned subsidiary, Pacific Coast Apparel Sub, Inc., and Buyer accepts from Seller, free and clear of liens or other Encumbrances (as defined below), all of the assets and existing commercial business of Seller, including, but not limited to:


              (a) Goodwill, including the trademark "Cotton Stuff," U.S. Registration Number 1,774,289, and all other marks, names, customer lists, licenses, permits, rights and other intangible assets used in Seller's business;

              (b) Inventory, including finished goods, raw materials and work in process;

              (c)    Furniture, fixtures and equipment;

              (d)    All real property, including leaseholds;

              (e) Any and all trade and other contracts which were entered into in the ordinary course of Seller's business, including purchase orders for Inventory and those contracts listed on Schedule E (the "Contracts"). Buyer may elect in lieu of assuming any Contracts, to indemnify Seller against post-Closing obligations under the Contracts; and

              (f) Cash, cash equivalents, accounts and notes receivable, the net sum due from Seller's factor, and any prepaid expenses.

              All of the above assets are sometimes referred to herein as the "Acquired Assets;" and the transactions contemplated by this Agreement are sometimes referred to herein as the "Sale." The following accompanying Schedules list the Acquired Assets:


              Schedule A            Trademarks and Trade Names; Licenses,
                                    etc.

              Schedule B            Inventory

              Schedule C            Furniture, Fixtures and Equipment

              Schedule D            Real Property

              Schedule E            Contracts

        1.2   EXCLUDED ASSETS.  The prepaid income tax reflected on Exhibit
A is the only asset of Seller excluded from the Sale. All non-excluded assets of Seller, whether or not listed in Schedules A-E or Exhibit A, are intended to be included in the Acquired Assets. It is understood that Seller's vendor numbers are not assignable, but that Seller will assist Buyer in re-establishing vendor numbers with Seller's customers following the Closing.

        1.3 PURCHASE PRICE. The total purchase consideration for the Acquired Assets is $475,000, paid herewith by delivery of Buyer's certified or cashier's check to the order of Law Offices Of Gary Freedman (see Section 1.7), plus those liabilities of Seller which are being assumed by Buyer under
Section 1.4.

        1.4 ASSUMED AND EXCLUDED LIABILITIES. Buyer will not assume any liabilities or obligations of Seller or otherwise relating to the Acquired Assets, except for the following which are included on the Transfer Date Balance Sheet: (i) trade accounts payable incurred in the ordinary course of business, including any trade accounts payable not shown on the Transfer date Balance Sheet but which either (a) were incurred since August 12, 1997 in the ordinary course of business, do not exceed $500 per item, and for which there would be an offsetting asset on the balance sheet, or (b) are payables for goods orders included in Schedule E, (ii) accounts payable

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outside the ordinary course of business, including expenses of the Sale, not exceeding $5,000, and (iii) obligations under the Contracts which arise after the date hereof; except that Buyer is not assuming Seller's obligations under the existing Sublease for the Property or the letter agreement dated August 22, 1997 between Seller and CMG Corporation relating to the Property, but instead Buyer is subleasing the Property from Seller as of today as described in Section 1.5. The following are specifically excluded from assumption by Buyer, without limiting Buyer's assumption per (i) - (iii) above: any termination fee of Republic Factors or any liability of Seller listed under Note Payable-Related Party or Note Payable-Shareholder on the Transfer Date Balance Sheet.

        1.5 SUBLEASE. Buyer is today subleasing the Property from Seller for Seller's share of the Sublease obligations as set forth in Seller's letter agreement with CMG Corporation dated today. By the Closing, Buyer and Seller will execute a written sublease and Seller will obtain the written consent of CMG Corporation, Seller's sublessor, and, if necessary, the master landlord to Buyer's sublease of the Property from Seller.

        1.6 SALES TAXES. Buyer will reimburse Seller for one-half of the sales tax, if any, payable by Seller incident to the Sale.

        1.7   BULK SALE LAW COMPLIANCE.  Seller will comply with the
California Uniform Commercial Code - Bulk Sales, including, without limitation the notice requirements of Sections 6103 and 6105. These procedures are being implemented by an Escrow Agreement of even date authorizing the Law Offices Of Gary Freedman to administer and disburse the $475,000 purchase price consistent with the Bulk Sale Law. Control of the Acquired Assets is being transferred to Buyer today, and Buyer is taking possession of Seller's assets and operations today; the Closing and transfer of title will occur immediately after (i) expiration of the Bulk Sale Notice Period and satisfaction of any related claims from the escrow, (ii) receipt of the financing statement terminations referred to in Section 1.10 and sublease consents referred to in Section 1.5 are obtained (the "Closing"), and (iii) receipt of any required consents to assignment of the Contracts, including that with A&S Star Sales.

        1.8 EMPLOYMENT AGREEMENT WITH STUART BRYER. Buyer and Stuart Bryer have entered into a mutually acceptable six-month Employment Agreement, effective today.

        1.9 CORPORATE RECORDS. Seller hereby delivers to Buyer possession of the books and records of Seller pertaining to the Acquired Assets, including assumed Contracts, subject to Seller's ongoing reasonable access.

        1.10 FACTOR MATTERS. By the Closing, Republic Factors Corporation and Capitol Factors shall have reached agreement as to an indemnity arrangement between them to allow the release of the net amount due to Seller and Republic's release of its lien on the assets of Seller by delivery of Form UCC-2 Termination Statements.

        1.11 CLOSING DOCUMENTS. At the Closing, the parties will exchange documents of transfer, assignment and assumption and such other customary documents as counsel for the respective parties reasonably may request.

                                          II
                       REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller and Stuart Bryer, jointly and severally, represent and warrant to Buyer that, except as set forth in the Schedule of Exceptions delivered by seller upon execution of this Agreement:

        2.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all the requisite power and authority to own, lease and operate its properties and to carry on its business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it. Stuart Bryer and Ramesh and Mohan Manglani own all the outstanding capital stock of Seller, and no one else has any rights to acquire any capital or ownership interest in Seller.

        2.2 AUTHORITY. Seller has the power, authority and capacity to enter into this Agreement and consummate the Sale. This Agreement and the Sale have been duly and validly executed and delivered by Seller, and are valid and binding obligations of Seller, enforceable in accordance with their terms except as enforceability is limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally. Neither the execution, delivery and performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof, (i) conflicts with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Seller, (ii) causes a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, lease (except for landlord consents to assignment of leases), mortgage, indenture, license, warranty or other instrument or agreement to which Seller is a party which would affect Buyer or its continued operation of Seller's business in any way, or
(iii) violates any law, statute, rule or regulation or judgment, order, writ, injunction or decree applicable to Seller or any of its respective properties or assets. No consent or approval by, or any notification of or filing with, any public body or authority is required in connection with the execution, delivery and performance by Seller of this Agreement, or the consummation by Seller of the transactions contemplated hereby. The holders of all the outstanding shares of capital stock of Seller have approved the Sale, and Seller has delivered to Buyer a true copy of such consents.

        2.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer the following financial statements of Seller (the "Seller Financial Statements"):

              (a) reviewed balance sheets of Seller as of December 31, 1996 and 1995, and the related reviewed statements of earnings, retained earnings, and cash flow for the years then

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ended, including notes related thereto, prepared by Seller's independent certified public accountant;

              (b) balance sheet of Seller as of April 30, 1997 and the related statement of earnings, retained earnings, and cash flow for the four months then ended, prepared by Seller; and

              (c) proforma balance sheet as of August 22, 1997 (the "Transfer Date Balance Sheet"), including employee accruals and any severance arrangements.

        Except as otherwise noted therein, the Seller Financial Statements are accurate and complete and correctly present the financial position of Seller and the results of its operations as of the dates thereof and for the periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis. The current liabilities on the Transfer Date Balance Sheet include only accounts payable in the ordinary course of Seller's business, and any employee loans have been paid off except for the loan to Michael Mote as described in the Section 2.17.

        2.4 ABSENCE OF CHANGES. Since April 30, 1997, Seller's business has operated only in the ordinary course and there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, business operations or prospects of Seller, excluding general economic conditions, except for an $18,000 allowance for markdowns granted to Macy's. Seller has no reason to believe that there will be markdowns or returned merchandise in excess of Seller's historical experience. Since April 30, 1997, Seller has not paid any liability or obligation not relating to the ordinary course of Seller's business.

        2.5 ACCOUNTS RECEIVABLE. Seller's accounts receivable and the amount receivable from its factor on the Transfer Date Balance Sheet are valid and collectible in the ordinary course of business and not exceeding 90 days, subject to the allowance for doubtful accounts and subject to customary factor returns.

        2.6 TITLE TO ASSETS. At the Closing, Seller will have good and marketable title to all of the Acquired Assets, free and clear of all mortgages, liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, "Encumbrances").

        2.7   PROPERTY.  With respect to the Property:

              (i) to the knowledge of Seller, there are no pending or, to the knowledge of Seller, threatened condemnation proceedings, lawsuits, violation of applicable law or administrative actions or other matters affecting adversely the current use, occupancy, or value of the Property;

              (ii) to the knowledge of Seller, the Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained;

              (iii) Seller is not a party to, or aware of, any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of the Property; except for (a) the sharing arrangement with CMG Corporation dated August 22, 1997 and (b) the oral month-to-month sublease of approximately 3,600 square feet of warehouse space to Schferes Fashions at $2,000 per month and (c) the oral month-to-month sublease of approximately 1,200 square feet of office space to R.L.M. Industries, inc. at a rate of $1,200 per month.

              (iv) to the knowledge of Seller, the buildings, improvements and other property thereon have received all approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the business of Seller and have been operated and maintained in compliance in all material respects with all applicable legal requirements; and

              (v) to the knowledge of Seller, the buildings, improvements and other property thereon are supplied with utilities and other services reasonably necessary for the current operations of Seller.

              (vi) the Property is adequate for the current operation of the business of Seller.

        2.8 PERSONAL PROPERTY. Schedule C sets forth all material fixed assets and tangible personal property, other than Inventory, owned by Seller and a list of all leases or other material agreements under which Seller is lessee of holds or operates any items of machinery, equipment, motor vehicles, office furniture, computer software, fixtures or other tangible personal property owned by any third party. All such personal property is in good operating condition and repair and is adequate and suitable to permit Buyer to operate the business of Seller in the ordinary course as conducted prior to the Sale.

        2.9 AGREEMENTS. All material contracts, agreements and instruments (including real property leases and subleases) to which Seller is a party are listed, or in the case of oral agreements are described, in Schedule E. A copy of each such contract, agreement or instrument has been delivered to Buyer and is a true an accurate copy, and such descriptions of oral agreements are materially complete. Seller is not in material default under any such contract and Seller has no knowledge of any default by other parties under such contracts. Schedule E also lists Seller's purchase orders as of the date indicated therein.

        2.10 LITIGATION. To the knowledge of Seller, there are (i) no audits, inspections, actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against Seller, whether at law or in equity, whether civil or criminal in nature or whether before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to the knowledge of Seller, does any basis exist therefor; (ii) no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Seller; or (iii) no proceedings under any bankruptcy or insolvency laws against Seller which have not been terminated; no general assignment for the benefit of creditors by Seller; and no trustee or receiver of Seller's property.

        2.11  COMPLIANCE; GOVERNMENTAL AUTHORIZATION.

              (a) To the knowledge of Seller, Seller has complied and is currently in compliance in all material respects with all federal, state, territorial and local laws, ordinances, regulations or orders applicable to its business and the Property, including, by way of description, and not limitation, matters relating to the environment, usage of the Property, anti-competitive practices, discrimination, employment, health and safety, taxes, issuance of securities, customs duties and requirements and foreign practices. Seller has all federal, state, territorial, local and foreign governmental licenses and permits necessary in the conduct of its business as presently conducted, which licenses and permits are in full force and effect. No violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any of them.


              (b) Schedule A contains a true, correct and complete list of all of the aforesaid governmental licenses and permits, consents, orders, decrees and other compliance agreements under which Seller is operating or bound, and Seller has furnished to Buyer true, complete and correct copies thereof.

        2.12 EMPLOYEE BENEFIT PLANS. Schedule F lists all "employee pension benefit" plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit" plans (as defined in Section 3(1) of ERISA) and any other qualified or non-qualified plans, programs or letters of commitment promising current or future benefits or deferred compensation (individually, a "Plan" and, collectively, the "Plans") maintained by Seller as well as any oral or written employment contract between Seller and its employees. All such plans and contracts shall terminate as of the Closing without liability to Buyer.

        2.13 CUSTOMERS AND SUPPLIERS. Schedule A contains a true and complete list of all current suppliers and customers of Seller .

        2.14 INTELLECTUAL PROPERTY. Schedule A lists and identifies all intellectual property rights owned, leased or licensed by Seller or used in connection with its business, including, without limitation, all patents, patent applications, trade names, fictitious or assumed names, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, patterns, inventions, trade secrets, proprietary processes and formulae, license agreements, and all other similar proprietary rights, whether patentable or unpatentable (collectively, the "Intellectual Property"). Seller has the right to use all Intellectual Property necessary to conduct its business as now operated, without any obligation to anyone else for such use. To the knowledge of Seller, there is no infringement, misappropriation or other use or misuse being made by any other party of the Intellectual Property for the purpose covered by the registration. No claim is pending or threatened to the effect that the present or past operations of Seller infringe or conflict with the asserted rights of others in respect of any Intellectual Property, and no claim is pending or threatened to the effect that any of such Intellectual Property is invalid or unenforceable.

        2.15 INSURANCE. Schedule E contains a list of all policies of liability, theft, fidelity, life, fire, product liability, worker's compensation, health and other forms of insurance held by Seller (specifying the insurer, insured, amount of coverage, type of insurance, policy number and any pending claims thereunder). Seller has not, during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance. Buyer will elect prior to the Closing whether to assume Seller's insurance contracts.

        2.16 INVENTORIES. Schedule B contains a true and complete list of all inventory of Seller as of the date indicated therein, including work in process and raw materials. Since that date, the only changes that have occurred in the Inventory have been in the ordinary course of Seller's business consistent with prior practice. Seller's Inventory at the date hereof is of good and merchantable and of a quality and quantity presently usable and salable in the ordinary course of business consistent with prior practice.

        2.17 EMPLOYEES. Schedule F lists all employees of Seller as of the date of this Agreement, together with their annual rates of compensation and benefits. Seller has not entered into any collective bargaining agreement and has no written or oral understanding with any labor organization concerning the wages, hour or working conditions of its employees. There are no strikes, work stoppages, grievance proceeding, unfair labor practice charges, organizing petitions or campaigns, or other material labor controversies pending or threatened involving Seller. To the best knowledge of Seller, substantially all of Seller's current employees shall be available and willing to come to work for Buyer following the Closing. All employee loans have been paid to Seller, except for the $6,500 obligation of Michael Mote evidenced by a ten-month zero percent promissory note included in the acquired Assets and guaranteed by Stuart Bryer.

              Seller has terminated the employment of all employees prior to the Sale, and settled any and all claims which may be due and owing to any employees, including but not limited to, all wages due and owing at the time of the Closing, vacation pay, sick leave pay and/or severance or other benefit entitlement, if any, all as indicated in the Transfer Date Balance Sheet. If applicable to this transaction, Seller has complied with the provisions of the Worker Adjustment and Retraining Notification Act (24 U.S.C. Section 2101 ET SEQ.). Substantially all of Seller's current employees are available and willing to come to work for Buyer following the Sale on similar compensation terms, it being understood that certain employees may not be retained consistent with avoiding duplication upon the combination of working facilities at the Property.

        2.18  TAX MATTERS.

              (a) For purposes of this Agreement, the term "Taxes" means all taxes of any kind or nature, including but not limited to U.S., state, local and foreign income taxes, withholding taxes, branch profit taxes, gross receipts taxes, franchise taxes, sales and use taxes, business and occupation taxes, property taxes, VAT, custom duties or imposts, stamp taxes, excise taxes, payroll taxes, intangible taxes and capital taxes and any penalties or interest thereon.

              To the knowledge of Seller:

              (b) Seller has filed within the time and in the manner prescribed by law all tax returns and reports required to be filed by it under the laws of the United States and California. Seller has paid or set up adequate reserves in the Seller Financial Statements with respect to all Taxes.

              (c) There are no tax liens, whether imposed by the United States, any state, local, foreign or other taxing authority, outstanding against Seller or the Acquired Assets.

              (d) All Taxes and assessments that Seller is required to withhold or to collect have been duly withheld or collected and all withholdings and collections have either been duly and timely paid over to the appropriate governmental authorities or are, together with the payments due or to become due in connection therewith, duly reflected on the Balance Sheet in accordance with generally accepted accounting principles.

              (e) Seller is not a "foreign person" within the meaning of IRC Section 1445(f)(3).

        2.19 BOOKS AND RECORDS. The books of account and other corporate financial records of Seller are in all material respects complete and correct, have been maintained in accordance with good business practices and matters contained therein are appropriately and accurately reflected in the Seller Financial Statements. All historical records are in all material respects complete and correct and have been maintained in accordance with good business practices.

        2.20 TRANSACTIONS WITH CERTAIN PERSONS. Other than as shown at Note Payable-Related Party and Note Payable-Shareholder in the Transfer Date Balance Sheet and the loan to Michael Mote as described in Section 2.17, no officer, director or employee of Seller, nor any member of any such person's immediate family, is presently a party to any transaction with Seller, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

        2.21 BROKERS. Seller has not employed any broker or finder in connection with the transactions contemplated by this Agreement. Seller and Stuart Bryer shall indemnify, defend


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

and hold Buyer harmless from any and all claims or losses relating to brokerage fees, commissions or finder's fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Seller.

        2.22 OPPORTUNITY TO INVESTIGATE. Seller and its representatives have had an adequate opportunity to make whatever investigation and inquiries they deemed necessary or advisable in connection with entering into and consummating this Agreement.

        2.23 DISCLOSURE. Neither this Agreement (including the Schedules) nor any other document, certificate or statement furnished to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby, when considered in the aggregate with all other such documents, certificates or statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.


                                         III
                       REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller that at the date of this
Agreement:

        3.1 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        3.2 AUTHORITY. Seller has the power, authority and capacity to enter into this Agreement and consummate the Sale. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms except as enforceability is limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (a) conflicts with or result in a breach of any provision of its Articles of Incorporation or By-laws, (b) causes a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party, or by which any of its properties or assets may be bound, or (c) violates any law, statute, rule or regulation, or judgment, order, writ, injunction or decree applicable to Buyer or any of its respective properties or assets. No filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

        3.3 BROKERS. Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement. Buyer shall indemnify, defend and hold Seller and its shareholders harmless from any and all claims or losses relating to brokerage fees, commissions or finder's fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Buyer.

        3.4 OPPORTUNITY TO INVESTIGATE. Buyer and its representatives have had an adequate opportunity to make whatever investigation and inquiries they deemed necessary or advisable in connection with entering into and consummating this Agreement.

        3.5 DISCLOSURE. Neither this Agreement nor any other document, certificate or statement furnished to Seller by or on behalf of Buyer in connection with the transactions contemplated hereby, when considered in the aggregate with all other such documents, certificates or statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.


                                          IV

                                 COVENANTS OF SELLER

        Seller hereby covenants and agrees with Buyer as follows:

        4.1 CHANGE OF CORPORATE NAME. As soon as practicable following the Closing, Seller will change its corporate name to delete any reference to "cotton" or "stuff," it being understood that Buyer's subsidiary acquiring the acquired assets intends to change its name to "Cotton Stuff, Inc."

        4.2 FURTHER ASSURANCES. Seller shall at any time and from time to time before or after the Closing, upon the request of Buyer, (a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances or other assurances as may be required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, of the Acquired Assets or to vest in Buyer good, valid and marketable title to the Acquired Assets and otherwise to consummate the transactions contemplated by this Agreement, including, without limitation, any registration rights Seller may have in Seller's unregistered trade marks included in the Sale; (b) cooperate and assist Buyer in connection with any tax, environmental or other governmental audit and any litigation or claims related to the business or assets of Seller through the Closing Date; and (c) promptly convey to Buyer after receipt of any payments, correspondence or notices relating to any of the Acquired Assets. Seller and its shareholders agree to cooperate with Buyer's independent auditors in connection with their audit of Seller's 1995 and 1996 and pre-Closing 1997 financial results for Buyer's SEC reporting compliance.

        4.3 SATISFACTION OF CONDITIONS. Seller shall take all actions and execute all documents required for the satisfaction, to the extent within the control of Seller, of any conditions to Closing herein.


                                          V
                                  COVENANTS OF BUYER

        5.1 FURTHER ASSURANCES. Buyer shall at any time and from time to time before or after the Closing, upon the request of Seller, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances or other assurances as may be required to consummate the transactions contemplated by this Agreement.

        5.2 SATISFACTION OF CONDITIONS. Buyer shall take all actions and execute all documents required for the satisfaction, to the extent with the control of Buyer, of any conditions to the Closing herein.


                                          VI
                              NON-COMPETITION AGREEMENTS

        Seller and Stuart Bryer each agrees not to engage, directly or indirectly, in the men's and women's casual sportswear business for two years from the Closing. Except for his business of selling close-out apparel, Ramesh Manglani agrees not to engage, directly or indirectly, in the garment-dye men's and women's casual sportswear business for two years from the Closing.

        The forgoing covenant shall apply to all geographical areas in which Seller has conducted business or sold products within the two years preceding the closing, including, without limitation, the United States. Further, the foregoing shall apply to full or part-time employment, consulting, or record or beneficial ownership (other than ownership of less than one percent of a publicly-held company).

        Seller, Stuart Bryer and Ramesh Manglani each agrees that Buyer shall be entitled to injunctive relief in the event of a breach of this covenant not to compete, in addition to other applicable legal remedies. In the event a court of competent jurisdiction finds this covenant to be broader than is allowed by applicable law, this covenant shall be reconstrued to reflect the maximum permitted by law.


                                         VII
                                   INDEMNIFICATION

        7.1 BY SELLER. Seller and Stuart Bryer, jointly and severally, shall indemnify, defend and hold Buyer harmless and, upon Buyer's request, defend Buyer, and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents and assigns, from and against any claims, demands, causes of action, proceedings, losses, liabilities, damages, deficiencies, interest, penalties, expenses, judgments and costs (including reasonable attorneys', consultants' and accountants' fees and disbursements, court costs, amounts paid in settlement and expenses of investigation) incurred (collectively, "Losses") by Buyer, based upon, arising out of or otherwise in respect of:

              (i) the breach or breaches of any representation or warranty aggregating more than $5,000 (provided that such $5,000 allowance would not apply to any wilful breach), or of any covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; or

             (ii) any liability of Seller arising prior to the date hereof and not expressly assumed by Buyer hereunder and whether or not constituting a breach of a representation or warranty of Seller, including, without limitation, liabilities (a) relating to environmental laws and regulations, (b) personal injury or property damage arising from any act or omission occurring on or prior to the date hereof related in any way to any product manufactured or distributed by Seller, or (c) related in any way to acts or omissions of Seller with respect to its employees, including, without limitation, any claims arising from ERISA and any other statute concerning employee benefit plans, occurring after, on or prior to the date hereof; or


            (iii) any claim by Anthony Saionz. Seller has provided to Buyer a copy of its recent settlement agreement with Anthony Saionz, but Buyer is assuming no responsibility thereunder.

        7.2 BY BUYER. Buyer shall indemnify, defend and hold harmless Seller and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, and their respective heirs and assigns, from and against any Losses based upon, arising out of or otherwise in respect of (i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any document or other papers delivered pursuant to this Agreement, (ii) operation of the business of Seller after the date hereof, or
(iii) any claim arising after the date hereof relating to any Contracts as to which Buyer has agreed to assume or indemnify Seller hereunder.

        7.3 CLAIMS. If any party (the "Indemnitee") receives notice of circumstances that would give rise to a claim by such party or notice of any claim or the commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 7.1 or 7.2 (a "Claim"), the Indemnitee shall promptly give the Indemnifying Party notice thereof. Within 30 days after such notice, the Indemnifying Party will notify the Indemnitee whether it irrevocably elects to make payment of the amount claimed or, with respect to Claims between the parties, submit the matter to arbitration in accordance with
Section 8.11, or with respect to third party Claims, to contest such Claim by appropriate legal proceedings. The failure of the Indemnifying Party to notify the Indemnitee of its intention within such 30 days shall constitute an irrevocable election by the Indemnifying Party that it will pay the amount claimed. Any defense of a claim shall be conducted by counsel of good standing chosen by the Indemnifying Party and satisfactory to the Indemnitee. Such defense shall be conducted at the expense of Indemnifying Party, except that if any proceeding involves both claims against which indemnity is granted hereunder and other claims for which indemnification is not granted hereunder, the expenses of defending against such claims shall be borne by the Indemnifying Party and the Indemnitee in respective proportions to the dollar amount of the claims for which they may be liable based on the aggregate dollar amount of the claims.

        7.4 SURVIVAL. The parties' representations, warranties, covenants and agreements hereunder shall survive the Closing.


                                         VIII
                                    MISCELLANEOUS

        8.1 EXPENSES. All fees, costs and expenses incurred by Seller in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses, shall be borne by Seller from funds received at the Closing, except for Seller's expenses as provided in Section 1.4. All fees, costs and expenses incurred by Buyer in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses, shall be borne by Buyer.

        8.2 BINDING EFFECT; ASSIGNMENT. This Agreement shall not be assignable by either Buyer or Seller without the prior written consent of the other; except that prior to the Closing Buyer may assign the acquired assets and this Agreement to a wholly-owned subsidiary, but this shall not relieve Buyer of any ongoing obligations hereunder, e.g. under Section 7.2. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives, and assigns of the parties hereto. This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein shall be for the benefit of any third party not a party to this Agreement.

        8.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement (including the Schedules and Exhibits) and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including their letter of intent dated July 15. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party's obligations hereunder may only be waived in writing by such party.

        8.4 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.5 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed (by registered or certified mail, return receipt requested and postage prepaid), or if sent by facsimile with a copy mailed, as follows:

              if to Seller, to:        Cotton Stuff, Inc.
                                       c/o Stuart Bryer
                                       4927 Densmore Avenue
                                       Encino, CA  91436


              with a copy to:          Emily Bresler, Esq.
                                       Law Offices Of Gary Freedman
                                       725 Arizona Avenue, Suite 100
                                       Santa Monica, CA  90401
                                       Fax:  (310) 576-2440


              to Buyer:                PACIFIC COAST APPAREL COMPANY, INC.,
                                       1620 S. Los Angeles Street
                                       Los Angeles, CA 90015
                                       Fax:  (213) 748-1206


              with a copy to:          Michael Gettelman, Esq.
                                       Farella, Braun & Martel LLP
                                       235 Montgomery Street, Suite 3000
                                       San Francisco, CA  94104
                                       Fax:  (415) 954-4480

or to such other address as the party to whom notice is given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given on the date of receipt.


        8.6 PUBLICITY. The parties agree that the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby prior to Closing, including to their employees, is subject to mutual consent. An announcement was made relating to the letter of intent. Announcement of this Agreement and the Closing shall be subject to mutual review and approval.

        8.7 COUNTERPARTS. This Agreement may be executed in two counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        8.9 WAIVERS. Any provision of this Agreement may be waived only be a written instrument executed by the party to be charged with such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        8.10 ATTORNEYS' FEES. If there is any litigation or arbitration between the parties relating to this Agreement or the transactions contemplated by this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses).

        8.11 ARBITRATION. Any dispute arising from, or relating to, this Agreement shall be resolved at the request of either party through binding arbitration. Within 14 business days after demand for arbitration has been made by either party, the parties, and/or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute's prompt, efficient, and just resolution. Upon the failure of the parties to agree upon arbitration rules and procedures within a reasonable time (not longer than 30 days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable. Likewise, upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 30 days from the demand), there shall be a panel comprised of three arbitrators, one to be appointed by each party and the third one to be selected by the two arbitrators jointly, or by the American Arbitration Association, if the two arbitrators cannot decide on a third arbitrator. At least 30 days before the arbitration hearing, the parties shall allow each other reasonable written discovery including the inspection and copying of documents and other tangible items relevant to the issues which are to be presented at the arbitration hearing. The arbitrator(s) shall be empowered to decide any disputes regarding the scope of discovery. Fees for the arbitrator or arbitrators shall be divided equally between the parties, and the parties will be individually responsible for the payment of the fees. The prevailing party in any arbitration, proceeding or legal action arising out of, or in connection with, this Agreement shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with such arbitration, proceeding or legal action. The arbitrator(s) shall determine who the prevailing party is for this purpose.

        The award rendered by the arbitrator(s) shall be final and binding upon both parties. The arbitration shall be conducted in Los Angeles, California. The California State Superior Court located in Los Angeles, California shall have exclusive jurisdiction over disputes between the parties in connection with such arbitration and the enforcement thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


BUYER:                                 PACIFIC COAST APPAREL COMPANY, INC.


                                       By:
                                          ------------------------------------
                                          Terrence L. McGovern, CEO


SELLER:                                COTTON STUFF, INC.


                                       By:
                                          ------------------------------------
                                          Stuart Bryer, Chief Executive Officer


                                       ---------------------------------------
                                       Stuart Bryer


Agreed as to the foregoing non-competition agreement:


---------------------------------
Ramesh Manglani

                                 EMPLOYMENT AGREEMENT


    This Agreement is entered into this 22nd day of August, 1997, by and between PACIFIC COAST APPAREL COMPANY, INC., a California corporation (the "Company"), and STUART BRYER ("Bryer").

                                       RECITALS

    On this date, the Company has acquired the business and substantially all the operating assets of Cotton Stuff, Inc. which is engaged in the design, manufacture and sale of casual sportswear under the Cotton Stuff trademark and other trade names. The Company heretofore was engaged in the design, manufacture and sale of men's and boys' clothing in the U.S. under the ACA JOE trademark. As a result of today's acquisition, the Company will operate both businesses at the Cotton Stuff premises in Los Angeles, California.

    Bryer is joining the Company's management team as [General Manager]. This Agreement sets forth the terms of that engagement.

    NOW, THEREFORE, it is agreed:

    1. TERM AND DUTIES. The Company hereby engages Bryer, and Bryer agrees to serve, as the Company's [General Manager] from the date of this Agreement until [six months], subject to termination by the Company at any time without cause. In this capacity, Bryer shall be responsible for supervising the day-to-day apparel operations of the Company. Bryer shall devote his full business time and efforts to his duties hereunder, subject only to reasonable time for managing his personal affairs. Bryer shall report to the Company's Chief Executive Officer and its Chief Operating Officer.

    2. COMPENSATION. Bryer shall receive base compensation of $156,000 per year, payable in accordance with the Company's payroll practices.

    3. EXPENSES. Bryer shall be entitled to reimbursement of out of pocket expenses incurred in the performance of his duties in accordance with Company policy for its executives generally.

    4. FRINGE BENEFITS. Bryer shall participate in the Company's health insurance program, and shall be entitled to vacation time, on the same basis as the Company's other personnel. The Company will pay one year's premium on the Company's $1,000,000 split-dollar whole life insurance policy for Bryer (or a replacement policy, if necessary), whether or not Bryer remains employed during that entire period. So long as the Company pays the premium, the Company shall be a 50% beneficiary on such policy and the beneficiaries can't be changed without Bryer's consent.

    5.     CONFIDENTIALITY AND RESTRICTIVE COVENANT.

           (a) It is specifically understood and agreed that some of the Company's business activities are secret in nature and constitute trade secrets, including but not limited to the Company's "know-how," methods of business and operations, and customer lists (all such information, "Proprietary Information"). All of the Company's Proprietary Information is and shall be the property of the Company for its own exclusive use and benefits, and Bryer agrees that he will hold all of the Company's Proprietary Information in strictest confidence and will not at any time, either during or after his employment by the Company, use or permit the use of the same for his own benefit or for the benefit of others unless authorized to do so by the Company's written consent or by a contract or agreement to which the Company is a party or by which it is bound. The provisions of this Section 6 shall survive the termination of this Agreement.

           (b) For a period of two years following any termination of this Agreement, Bryer shall not recruit, attempt to hire, direct, assist others in recruiting or hiring, or encourage any employee of the Company to terminate his employment with the Company or to accept employment with any subsequent employer or business with whom Bryer is affiliated or receiving compensation.

    6. STOCK OPTION. On the date hereof, the Company is granting Bryer a five-year employee stock option under the Company's stock option plan to purchase 100,000 shares of its common stock at $1.00 per share, such option to vest in full upon completion of the six-month employment term, or upon sooner termination by the Company without cause, and thereafter to be exercisable by Bryer as his estate irrespective of his continuing employment. As used herein, "cause" is defined as gross negligence, willful misconduct, dishonesty or fraud, or the charging or indictment of a felony or a misdemeanor involving dishonesty or moral turpitude. Bryer acknowledges that this stock option is not a material part of the consideration for the Sale, and the Company makes no representation as to its value.

    7. NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed (by registered or certified mail, return receipt requested and postage prepaid), or if sent by facsimile with a copy mailed, as follows:

           if to Bryer, to:            Stuart Bryer
                                       4927 Densmore Avenue
                                       Encino, CA  91436

           if to the Company:          PACIFIC COAST APPAREL COMPANY, INC.,
                                       1620 S. Los Angeles Street
                                       Los Angeles, CA  90015
                                       Fax:  (213) 748-1206

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                       PACIFIC COAST APPAREL COMPANY, INC.



                                       By
                                         --------------------------------



                                       ---------------------------------------
                                       Stuart Bryer


                                          3